Exhibit 3.2
CERTIFICATE OF FORMATION
OF
E2OPEN, LLC

This Certificate of Formation of E2open, LLC (the “LLC”), dated as of the 1st day of April, 2015, is being duly executed and filed by Peter Maloney as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).
FIRST.The name of the limited liability company formed hereby is “E2open, LLC”.
SECOND.The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle.  The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of E2open, LLC as of the date first written above.

/s/ Peter J. Maloney
Name: Peter J. Maloney
Authorized Person